Exhibit 15.2

July 05, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the paragraphs contained within the section titled “Previous Independent Registered Public Accounting Firm” within Item 16-F of Gafisa S.A.’s 2009 Form 20 F/A #2 dated July 05, 2012. We have no basis to agree or disagree with statements in this section.

In addition, we have read the paragraphs within the section titled “New Independent Registered Public Accounting Firm” within the Item 16-F of Gafisa S. A.’s 2009 Form 20 F/A #2 dated July 05, 2012. We agree with the statements contained therein.

/s/ Ernst & Young Terco Auditores Independentes S.S.

Ernst & Young Terco Auditores Independentes S.S.
CRC 2SP-015.199/O-6